UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2022 (December 2, 2022)

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of Registrant as specified in its charter)

U.S. Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5100 Tamarind Reef
Christiansted, U.S. Virgin Islands 00820
(Address of principal executive offices including zip code)

(704) 275-9113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AAMC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement

On December 2, 2022, Altisource Asset Management Corporation (“AAMC”) and a wholly owned subsidiary, Grapetree Lending LLC (“Grapetree,” and together with AAMC, the “Company”) entered into that certain Master Repurchase Agreement with NexBank ("NexBank"), as a buyer, and with the Company, as the seller, in which the Company established a $50 million line of credit (“the Line"). The Company will use the proceeds from the Line to fund the acquisition and origination of business purpose loans (the “Loans”) secured by residential, multifamily and certain commercial properties with a focus on funding loans for investor properties. Nexbank will have a security interest in the Loans subject to a transaction under the Line. The Company believes this commitment from NexBank will allow us to increase our creation of alternative assets, help support under-served markets, reduce the housing shortage in the United States and create affordable housing.

The Line accrues price differential at a base 1-Month Term SOFR rate plus a spread dependent upon the type of Loan subject to a transaction. Price differential is payable monthly. The Line also charges a fee on the unused portion of the $50 million if the average outstanding balance of the Line is less than a threshold level of the total commitment.

The Line provides for certain affirmative and negative covenants applicable to the Company and its subsidiaries. The Company is required to maintain financial covenants including specified levels of: 1) quarter-end tangible net worth; 2) quarter-end liquidity; and 3) a quarter-end ratio of total liabilities to tangible net worth. The Line also contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and representations and warranties, cross defaults, bankruptcy or insolvency proceedings and other events of default which are customary for this type of transaction. The remedies for such events of default include the acceleration of the principal amount outstanding under the Line and the liquidation of Loans subject to a transaction.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item 2.03 is contained in Item 1.01 above and is incorporated herein by reference.

Item 8.01 Other Events

On December 5, 2022, AAMC issued a press release announcing that it had entered into the Line with NexBank.

As an update to the Company's Form 10-Q for the period ended September 30, 2022:

Current Litigation

–Luxor (plaintiff) v. AAMC (defendant)

On December 1, 2022, the Supreme Court of the State of New York, County of New York, denied the motions for summary judgment of the parties. The Company will continue to defend this matter vigorously.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Altisource Asset Management Corporation, dated December 5, 2022.
101	Pursuant to Rule 406 of Regulation S-T, the cover page is formatted in Inline XBRL (Inline eXtensible Business Reporting Language).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Asset Management Corporation
December 5, 2022	By:	/s/ Kevin F. Sullivan
Kevin F. Sullivan General Counsel and Chief Compliance Officer